The power and authority of the executor under these
          preliminary letters testamentary are limited in
          accordance with                              SCPA 1412
          TY--680868                                   Form CR12397

                     The People of the State of New York,
          4686/94
           To all to whom these presents shall come or may concern,
                       PRELIMINARY LETTERS TESTAMENTARY

                                                     SEND GREETING:

                    Know Ye, that we, having inspected the records of our Surrogate's Court in and for the County of New York, do find that on the 14th day of November in the year one thousand nine hundred and 94 by said Court Letters Testamentary on the estate of MILTON PETRIE late of the County

          of New York, deceased, were granted unto
          CARROLL PETRIE, BERNARD PETRIE, JOSEPH H. FLOM, LAURENCE
          A. TISCH, HILDA KIRSCHBAUM GERSTEIN, DOROTHY FINK STERN, JEROME A. MANNING AND DAVID ZACK the Executors named in the last Will and Testament of said deceased, and that it does not appear by said Records that said Letters have been revoked.

                    In Testimony Whereof, we have caused the Seal of the Surrogate's Court of the County of New York to be hereunto affixed.

                    Witness, Honorable RENEE R. ROTH
          Surrogate of our said County, in the City of New York, the 14th day of November in the year of our Lord one thousand nine hundred and 94

                                             [SEAL]

                                             /s/ Robert M. Reaves
                                  Clerk of the Surrogate's Court